EXHIBIT 26.3

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                          NAPCO SECURITY SYSTEMS, INC.



NAPCO SECURITY SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:


FIRST: That at a meeting of the Board of Directors of NAPCO SECURITY SYSTEMS, INC. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and directing that said amendment be considered at the 2008 Annual Meeting of Stockholders. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that Article First of the Amended and Restated Certificate of Incorporation of the Company be, and hereby is, amended to read in its entirety as follows:

     "First: The name of the corporation (the "Company") is NAPCO Security Technologies, Inc."


SECOND: That thereafter, pursuant to resolution of its Board of Directors, the 2008 Annual Meeting of Stockholders was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.


THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.


IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed this 9th day of December, 2008.


                                                    NAPCO SECURITY SYSTEMS, INC.

                                                    By:  /s/ Kevin S. Buchel
                                                         -----------------------
                                                         Kevin S. Buchel
                                                         Senior Vice President